Exhibit 10.2.1

Amendment to the
LogicVision, Inc. Amended and Restated 2000 Employee Stock Purchase Plan

          Effective February 18, 2005, the LogicVision, Inc. Amended and Restated 2000 Employee Stock Purchase Plan (the “Plan”) was amended as follows:

1.	Section 4(a) of the Plan is amended by adding the following sentence at the end of that subsection:

“Notwithstanding any contrary provision of the Plan, the Offering Period that commences on February 1, 2005, shall terminate on June 30, 2005, and thereafter, Offering Periods shall commence on January 1 and July 1 unless and until the Board shall otherwise provide.”

* * *

                    To record the adoption of this Amendment to the Plan by the Board of Directors on February 18, 2005, the Company has caused its authorized officer to execute the same.

LOGICVISION, INC.

By	/s/ BRUCE M. JAFFE

Bruce M. Jaffe
As its Chief Financial Officer